THIS CONVERTIBLE PROMISSORY NOTE, AND THE UNDERLYING SECURITIES INTO WHICH IT MAY BE CONVERTED, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED ASSIGNED OR HYPOTHECATED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR (ii) THE MAKER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE MAKER STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

                           CONVERTIBLE PROMISSORY NOTE

$117,000.00                                                    February 28, 2005

      FOR VALUE RECEIVED, the undersigned, Cyber Defense Systems, Inc. (the "Maker"), promises to pay to the order of Joseph Theismann (the "Holder"), at the address set forth herein, or at such other place as the Holder may from time to time designate by written notice to the Maker, the principal sum of $117,000.00 paying the existing note herein attached as Exhibit A, together with interest at the rate of 18% per annum, in accordance with the terms set forth below.

      The Maker and the Holder further agree as follows:

      1. Payment.

      It is the intention of the Parties that this Note may be paid, and the debt it evidences satisfied by, the payment of cash, or by the delivery of shares of the Maker's Class A Common Stock, Par Value $0.001 per share (the "Class A Common" or the "Payment Shares").

      Accordingly, the Parties agree as follows:

      (a) Beginning on April 30, 2005, and on the last day of each month for the next succeeding 6 moths, the Maker shall reduce the principal balance of this Note by an amount equal to 1/6 of the principal; provided, however, that the last payment of principal, which shall be due on September 30, 2005, shall include accrued and unpaid interest at the rate of 18% per annum.

      (b) The Maker may reduce the principal balance of this Note by the payment

            (i) in cash, in which case

                  (A) that payment in cash which reduces the principal balance of this Note to Zero, shall include accrued and unpaid interest at the rate of 18% per annum; or, at the option of the Maker, and at any time during the term of this Note

            (ii) by the issuance and delivery by the Maker to the Holder of the Payment Shares, as that number of those shares may be adjusted for splits, reclassifications, etc., so as to enable the Maker to deliver the Payment Shares on a fully-diluted basis, in which case, and at that time,

                  (A) the Maker shall inform the Holder of the Maker's intent to reduce principal by the issuance of Payment Shares, so that the Holder may serve a Notice of Conversion upon the Maker as provided in this Note;

                  (B) the entire unpaid principal balance shall be due and
            payable;

                  (C) no accrued interest shall be due and owing;

                  (D) when Payment Shares evidencing the then entire unpaid
            principal balance of this Note are delivered to the Holder, the debt evidenced by this Note shall be satisfied; and

                  (E) the Holder shall not thereafter be entitled to demand and receive cash in payment of the principal and accrued interest evidenced by this Note

      2. Representations, Warranties and Undertakings of the Maker.

      In connection with this Note, the Maker represents to the Holder as follows:

      (a) The Maker

            (i) is a corporation duly organized and validly existing under the laws of the State of Florida and is in good standing under such laws with its principal executive office located in the State of Florida; and

            (ii) the Maker has full power and legal capacity to enter into this Note.

      (b) The Payment Shares, when issued, shall be duly and validly issued, authorized, fully paid, and non-assessable.

      (c) This Note constitutes valid and legally binding obligations of the Maker, enforceable in accordance with its terms, except

            (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and

            (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

      (d) The execution, delivery and performance of this Note will not result in any material violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice

            (i) any provision of any judgment, decree or order to which the Maker is a party or by which it is bound; or

            (ii) any material contract, obligation or commitment to which the Maker is a party.

      (e) From shares of its authorized, but un-issued Class A Common, the Maker shall reserve a sufficient number of shares thereof, adjusted for splits, reclassifications, etc. to enable the Maker to deliver the Payment Shares on a fully-diluted basis.

      (f) There is no action, suit or proceeding pending, or to the knowledge of the Maker, threatened against the Maker, before any court or arbitrator or any government body, agency or official, which would have a material adverse affect on Maker's operations or financial condition.

      (g) There is no fact known to the Maker that has not been publicly disclosed by the Maker or disclosed in writing to the Holder which could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or in the earnings, business affairs, properties or assets of the Maker, or could reasonably be expected to materially and adversely affect the ability of the Maker to perform its obligations pursuant to this Note.

      (h) The information furnished by the Maker to Holder for purposes of or in connection with this Agreement or any transaction contemplated hereby, does not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

      (i) The Maker is a publicly-held corporation whose shares of Class A Common Stock are publicly traded and quoted on the OTC Electronic Bulletin Board (the "OTC-BB"), under the symbol "CYDF", and the Maker is required to, and does file, periodic reports with the United States Securities and Exchange Commission.

      (j) William C. Robinson, the CEO of the Maker, is also the CEO and Chairman of the Board of Directors of Proxity. Proxity specializes in the deployment and integration of security protection technology and government contract fulfillment. Trading in the Common Stock of Proxity is reported in the inter-dealer quotation system maintained by the National Quotation Bureau, Inc. and the Pink Sheets under the symbol "PRXT." Mr. Robinson is also the General Partner of Cherokee Raiders, L.P., a family limited partnership ("Cherokee").

      Both Proxity and Cherokee are Affiliates of the Maker.

      (k) As at February 1, 2005, the Capitalization of the Maker consisted of

            (i) 200,000,000 shares of Class A Common Stock, Par Value $0.001 per share, each share having one vote on matters brought before the stockholders of which 25,921,562 shares are issued and outstanding and owned by the following persons or groups:

                 Name                                        Number
                  of                                       of Shares of
              Shareholder                                  Class A Owned

               Cherokee                                      6,750,000
               Proxity                                      18,750,000
               Others (Including
               Members of the Public)                          421,562

               TOTAL                                        25,921,562

            (ii) 200,000,000 shares of Class B Common Stock, Par Value $0.001 per share, each share having 1,000 votes on matters brought before the stockholders, of which 150,000 shares are issued and outstanding and owned by the following persons:

                 Name                                         Number
                  of                                        of Shares of
              Shareholder                                   Class B Owned

               Cherokee                                        150,000

            (iii) 2 shares of Class C Common Stock, Par Value $0.001 per share, each share having one vote on matters brought before the stockholders, of which 2 shares are issued and outstanding and owned by the following persons:

                     Name                                       Number
                     of                                      of Shares of
                 Shareholder                                 Class C Owned

                  Cherokee                                        1
                  Proxity                                         1

            (iv) 100,000,000 shares of Class A Preferred Stock, Par Value $0.001 per share, of which no shares are issued and outstanding.

      (l) As at February 1, 2005, Cherokee and Proxity, who are Affiliates of the Maker, owned a total of 25,500,000 shares of the Class A Common Stock, Par Value $0.001 per share, of the Maker, or 98.37 % of the Issued and Outstanding Class A Common Stock of the Maker. In addition, Cherokee owns 150,000 shares of the Class B Common Stock, Par Value $0.001 per share, of the Maker, each of which Class B shares is entitled to 1,000 votes on matters brought before the Shareholders. Thus, the Maker is controlled by its Affiliates, Cherokee and Proxity.

      (m) As at February 1, 2004, Cherokee owned or had control of 88,60,000shares of the Common Stock, Par Value $0.001 per share, of Proxity, or
31.47 % of the Issued and Outstanding Common Stock of Proxity, there being 300,000,000 shares Authorized, of which 281,545,000 shares are Issued and Outstanding.

      (n) Mr. Robinson, who is the CEO of Proxity, and of the Maker, and of Cyber Aero, together with his wife and children own 6,047,027 shares, or 2.15 % of the Issued and Outstanding Common Stock of Proxity.

      (o) As a result of a merger of a former subsidiary of the Maker called On Alert Systems, Inc. into the Maker, the Maker has assumed prior obligations which On Alert had to either Cherokee or Proxity, so that, as at February 1,2005, the Maker was indebted to Cherokee and Proxity in excess of approximately $1,507,271.24.

      3. Representations and Warranties of the Holder.

      In connection with this Note, the Holder represents to the Maker as follows:

      (a) The Holder will transfer the $117,000.00 contemplated by this Note, to the Maker within seven business days of the execution of this note.

      (b) The Holder has full power and legal capacity to enter into this Note.

      (c) This Note constitutes valid and legally binding obligations of the Holder, enforceable in accordance with its terms, except

            (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and

            (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

      (d) The execution, delivery and performance of this Note will not result in any material violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice

            (i) any provision of any judgment, decree or order to which the Holder is a party or by which it is bound; or

            (ii) any material contract, obligation or commitment to which the Holder is a party.

      (e) The Holder is not, and on the Maturity Date, will not be, an affiliate of the Maker.

      (f) The Holder is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and the Holder is accepting this Note and the Payment Shares for his own account.

      (f) The Holder understands that (i) this Note and the Payment Shares are, and when issued, respectively, will not be registered under the Securities Act;
(ii) that they are being offered and sold to the Holder in reliance on specific exemptions from the registration requirements of Federal and State securities laws; and (iii) that the Maker is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the applicability of such exemptions and the suitability of the Holder and any purchaser from the Holder to acquire this Note and the Payment Shares.

      (g) The Holder has had an opportunity to receive and review all material information and financial data and to discuss with the officers of the Maker, all questions relating to the securities, financial condition, operations and prospects of Maker have been answered to the Holder's satisfaction, and, in that connection, the Holder has had the opportunity to review those filings made by the Maker with the United States Securities and Exchange Commission.

      (h) The Holder acknowledges that the acceptance of this Note and the Payment Shares involve a high degree of risk. The Holder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of accepting this Note and the Payment Shares, and the Holder can afford a complete loss of his investment. The Holder understands that this Note and the Payment Shares are not being registered under the 1933 Act, or under any state securities laws, and therefore, the Holder must bear the economic risk of this investment for an indefinite period of time.

      4. Receipt of the Payment Shares.

      (a) To receive the Payment Shares in payment and in satisfaction of the then principal unpaid balance of this Note, the Holder shall

            (i) complete and sign a notice of conversion (the "Notice of Conversion") in the form attached hereto as Exhibit B and deliver it, together with original of this Note, to the Maker at the Maker's address set forth below; and

            (ii) sign such other documents or instruments as may be necessary or appropriate to complete the conversion.

      (b) Within five (5) business days of receipt by the Maker of the Notice of Conversion, the Maker shall deliver (a) stock certificate(s) representing the Payment Shares, the number of which shares shall adjusted for splits, reclassifications, etc. to enable the Maker to deliver the Payment Shares on a fully-diluted basis.

      (c) Until registered pursuant to the Securities Act, or until otherwise eligible to be sold pursuant to an exemption therefrom, the Payment Shares shall be "Restricted", as the term "Restricted is defined pursuant to Rule 144 promulgated under the Securities Act, and the Payment Shares shall bear a Restrictive Legend.

      (d) The conversion price shall be equal to a figure which is 50% of the preceding 30 day average closing bid price not to exceed $1.17 a share for the Maker's Class A Common as reported on the OTC Electronic Bulletin Board (the "OTC-BB"), or any exchange on which shares of the Maker's Common Stock are traded, for any trading day on which the Notice of Exchange is received by the Maker (the "Conversion Price"). To determine the number of Payment Shares issuable upon conversion, the Maker shall divide the dollar amount of the debt evidenced by this Note by the Conversion Price. Upon conversion, Maker shall deliver a check to Holder for payment of any fractional share that remains outstanding.

      (e) No interest shall be paid on, or with respect to, a principal balance which is reduced by Conversion.

      (f) By way of example to avoid future misunderstandings, if the Maker were to be indebted to the Holder in what was then an unpaid principal amount of, for example $200,000.00, and the Holder served a Notice of Conversion on a day in which the highest closing bid price of the Maker's Class A Common Stock as reported on the OTC Electronic Bulletin Board was $4.00 per share, the Holder would be entitled to receive 100,000 shares of Class A Common Stock having a market value of $400,000.00, as follows:

            (i) The preceding 30 day average of the closing bid average closing bid price of the Maker's Class A Common Stock as reported on the OTC Electronic Bulletin Board on that day was $4.00;

            (ii) 50% of $2.34 is $1.17;

            (iii) $117,000.00 divided by $1.17 is 100,000 shares;

            (iv) market price of $1.17 times 100,000 shares is $117,000.00; and

            (v) upon receipt of the Payment Shares, the Note would be satisfied

      5. Registration.

      (a) If, within 120 days from the receipt of the Payment Shares, the Restrictive Legend affixed to the Certificate(s) evidencing such shares has not been removed, then the Maker shall be required, upon the demand of the Holder, and at the Maker's expense, to affect the registration of all of the Payment Shares under the Securities Act. The Maker shall file such a Registration Statement within 30 days of Holder's demand, and the Maker shall use its good faith diligent efforts to cause such Registration Statement to become effective as soon as practicable thereafter.

      (b) The Maker and the Holder shall cooperate in good faith in connection with the furnishings of information required for such registration and the taking of such other actions as may be legally or commercially necessary in order to effect such registration. Such good faith diligent efforts shall include, but not be limited to, promptly responding to all comments received from the staff of the SEC, providing the Holder's counsel with a contemporaneous copy of all written communications from and to the staff of the SEC with respect to such Registration Statement and promptly preparing and filing amendments to such Registration Statement which are responsive to the comments received from the staff of the SEC.

      (c) Once declared effective by the SEC, the Maker shall cause such Registration Statement to remain effective until the earlier of (i) the sale by the Holder of all Payment Shares registered or (ii) 120 days after the Effective Date of such Registration Statement.

      (d) In the event the Maker undertakes to file a Registration Statement with respect to the Payment Shares (or a Registration Statement which includes the Payment Shares along with other securities of the Maker), upon the effectiveness of such Registration Statement, the Holder shall have the option to sell the Payment Shares pursuant to such Registration Statement.

      6. Default.

      If one or more of the following described event (the "Events of Default") shall occur and continue for 30 days, unless a different time frame is noted below:

      (a) the failure of the Maker to make any payment, whether in cash or with Payment Shares, when due; or

      (b) the failure of the Maker to reserve a sufficient number of shares of its authorized, but un-issued Class A Common, adjusted for splits, reclassifications, etc. to enable the Maker to deliver the Payment Shares on a fully-diluted basis; or

      (c) any of the representations or warranties made by the Maker herein, or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Maker in connection with the execution and delivery of this Note shall be false or misleading in any material respect at the time made; or

      (d) the Maker shall (i) become insolvent; (ii) admit in writing its inability to pay its debts generally as they mature; (iii) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (iv) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (v) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

      (e) the failure of the Maker to timely file and timely process a Registration Statement with respect to the Payment Shares, as contemplated by
Section 5, hereof, then, or at any time thereafter, unless cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

      7. Waivers.

      (a) The Maker waives demand, presentment, protest, notice of protest, notice of dishonor, and all other notices or demands of any kind or nature with respect to this Note other than the initial demand for payment.

      (b) The Maker agrees that a waiver of rights under this Note shall not be deemed to be made by Holder unless such waiver shall be in writing, duly signed by Holder, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the rights of Holder or the obligations of Maker in any other respect at any other time.

      (c) The Maker agrees that in the event Holder accepts partial payment of this Note, such acceptance shall not be deemed to constitute a waiver of any right to demand the entire unpaid balance of this Note at any time in accordance with the terms of this Note.

      8. Collection Costs.

      If the indebtedness represented hereby is not paid in full when due, the Maker will, upon demand, pay to the Holder the amount of any and all reasonable costs and expenses, including, without limitation, the reasonable fees and disbursements of its counsel (whether or not suit is instituted) and of any experts and agents, which the Holder may incur in connection with the following:
(i) the enforcement of this Note, and (ii) the enforcement of payment of all obligations of Maker by any action or participation in, or in connection with the U. S. Bankruptcy Code, or any successor statute hereto.

      9. Assignment of Note.

      (a) The Maker may not assign its obligations under this Note without the prior written consent of the Holder, which consent may be withheld in the Holder's sole discretion.

      (b) The Holder may not negotiate this Note without the prior written consent of the Maker, which consent may be withheld in the Maker's sole discretion.

      (c) Any attempted assignment or negotiation hereof except as provided for herein shall be null and void and of no force and effect against the person attempting to assign or negotiate this Note.

      10. Applicable Law; Resolution of Disputes; Venue; Jurisdiction; Waiver of Jury Trial.

      (a) This Note and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Florida, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

      (b) The Parties hereby waive trial by jury.

            IN THAT CONNECTION, THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS NOTE, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

      (c) The Parties hereto irrevocably agree and consent that all disputes concerning this Note or any claim or issue of any nature whatsoever arising from or relating to this Note or to the corporate steps taken to enter into it (including, without limitation, claims for alleged fraud, breach of fiduciary duty, breach of contract, tort, etc.) which cannot be resolved within reasonable time through discussions between the Parties, shall be resolved solely and exclusively by means of arbitration to be conducted in St. Petersburg, Florida, which arbitration will proceed in accordance with the rules of the Arbitration then in force in St. Petersburg, Florida, for resolution of commercial disputes.

      (d) The Parties agree that Arbitrators themselves shall have the right to determine and to arbitrate the threshold issue of arbitrability itself, that the decision of the Arbitrators shall be final, conclusive, and binding upon the Parties, and that a judgment upon the award may be obtained and entered in any federal or state court of competent jurisdiction.

      (e) In addition, the Parties waive, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such forum.

      11. Notice.

      (a) Any notice, request, instruction or other document required by the terms of this Agreement to be given to any other Party hereto shall be in writing and shall be given either

            (i) by telephonic facsimile, in which case notice shall be presumptively deemed to have been given at the date and time displayed on the sender's transmission confirmation receipt showing the successful receipt thereof by the recipient; or

            (ii) by hand delivery or Federal Express or other method in which the date of delivery is recorded by the delivery service, in which case notice shall be presumptively deemed to have been given at the time that records of the delivery service indicate the writing was delivered to the addressee; or

            (iii) by prepaid telegram, in which case notice shall be presumptively deemed to have been given at the time that the records of the telegraphic agency indicate that the telegram was telephoned or delivered to the recipient or addressee, as the case may be; or

            (iv) by U.S. mail to be sent by "Priority Overnight" registered or certified mail, postage prepaid, with return receipt requested, in which case notice shall be presumptively deemed to have been given forty-eight
      (48) hours after the letter was deposited with the United States Postal Service.

      (b) Notice shall be sent:

            (i) If to the Maker, to:

                  Cyber Defense Systems, Inc.
                  10901 Roosevelt Boulevard
                  Suite 100-D
                  St. Petersburg, Florida 33716

                  Voice Telephone:                   (727)  577-0878
                  Cellular Telephone                 (504)  722-7402
                  Facsimile Telephone:               (727)  577-0878

            (ii) If to the Holder, to:

                  Joseph Theismann

                  Voice Telephone:                   (703)  671  - 6823
                  Facsimile Telephone:               (703)  779  - 8149

            (iii) or to such other address as a Party may have specified in writing to the other Parties using the procedures specified above in this Section.

      12. Miscellaneous.

      (a) This Note may be altered or modified only by prior written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

      (b) The covenants, terms, and conditions contained in this Note apply to and bind the heirs, successors, executors, administrators and assigns of the Parties.

      (c) This Note constitutes a final written expression of all the terms of the agreement between the Parties regarding the subject matter thereof, is a complete and exclusive statement of those terms, and supersede all prior and contemporaneous agreements, understandings, and representations between the Parties.

      (d) If any provision or any word, term, clause or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected and shall remain in full force and effect.

      IN WITNESS WHEREOF, the Maker and the Holder have executed this Note intending it to be effective as of the date first set forth above.

              THE SIGNATURES ON THIS NOTE ARE ON THE FOLLOWING PAGE

                               MAKER:

                               Cyber Defense Systems, Inc.

                               By:
                                  ----------------------------------------------
                               William C. Robinson, as CEO, and not Individually

                               HOLDER:

                               Joseph Theismann

                               By:
                                  ----------------------------------------------

                 EXHIBIT A TO THIS NOTE FOLLOWS ON THE NEXT PAGE

                                    EXHIBIT A

                    EXHIBIT B TO CONVERTIBLE PROMISSORY NOTE

                              NOTICE OF CONVERSION

To:      William C. Robinson, CEO                    Dated:  March 9, 2005
         Cyber Defense Systems, Inc.
         10901 Roosevelt Boulevard
         Suite 100-D

      The undersigned hereby requests to receive payment under, and in satisfaction of the debt evidenced by, that certain Convertible Promissory Note in the Principal Amount of $117,000.00 between Cyber Defense Systems, Inc., as the Maker thereof, and the Undersigned. as the Holder thereof, in the form of 100,000 shares of the Maker's Class A Common Stock, Par Value $0.001 per share (the "Payment Shares").

      The original Convertible Promissory Note is attached to this Letter.

      Please issue a certificate or certificates representing the Payment Shares registered in the name of the Undersigned. as follows:

            Number of Certificates:            1

            Number of Shares in
            Each Certificate:                  100,000

      The certificate(s) should be delivered to me at

            5661 Columbia Pike
            Falls Church, VA 22041

      Thank you,

                                       Joseph Theismann

                                       By:
                                          --------------------------------------

                                       15